                                  EXHIBIT 99.1


                Oretech, Inc. Acquires Colorado Mining Properties

         Phenix City, Alabama, January 7, 2003 NEWS WIRE: Oretech, Inc. today announced that the Company has acquired the Silver Plume and Pittsburg Mines located in Clear Creek County and Gilpin County, Colorado.

         The Silver Plume claim group is comprised of approximately 105 owned claims, 17 partially owned claims and approximately 334 acres. Historical mining on these claims yielded silver, gold and other strategic and precious metals during their prime mining days from the late 1860's to around 1930.

         The Pittsburg Mine is located on the north side of lower Russell Gulch near Central City, Colorado. This mine was opened in 1880 and was reportedly last worked in 1947. The Pittsburg Mine consistently produced high yields of gold and silver, according to the U.S. Geological Survey.

         The consideration paid for these two mining properties consisted of $293,750 in cash, the assumption of a promissory note in the amount of $100,000 due on March 31, 2004, plus the issuance of 1,175,000 shares of common stock and 293,750 warrants to purchase Oretech common stock at an exercise price of $1.00 per share. The $293,750 cash was borrowed from a local bank with the guarantees of the Oretech's Deputy Chairman, H. Stephen Shehane, and another non-affiliated individual, each of whom received 10,500 shares of Oretech common stock for signing the guarantees.

         Title to the mines will be held in Oretech's wholly-owned subsidiary, Oretech Holdings, Inc.

         Additional mining properties are covered by the Asset Purchase Agreement and could be acquired in the future.

         Oretech President Francis C. Hargarten said, "Oretech believes that the combined surface deposits (tailings and dump piles) of the two properties represent close to one million tons of reserves. Oretech has tested samples of these reserves for over one year and is satisfied that the acquisition of these two properties will prove to be very beneficial to current and future shareholder values. Oretech is currently ordering equipment to build a commercially viable processing unit, which should be operational in April and producing revenues soon thereafter."

         In conjunction with this acquisition, Mr. Harlan A. Siefkes was added to the Board of Directors. Mr. Hargarten was recently elected to replace Stephen
D. Cummins as Chairman of the Board and Chief Executive Officer. Mr. Cummins will remain as a member of the Board of Directors while he pursues other business interests.

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Oretech that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Oretech with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: business and economic conditions and growth trends in the industry in various geographic regions, global economic conditions and uncertainties in the geopolitical environment; variations in customer demand for products and services; variability of operational costs, variations in sales channels, product costs or mix of products sold; dependence on the introduction and market acceptance of our technology and expansion into other industry segments; rapid technological and market change; litigation involving patents, intellectual property, stockholder and other matters; the ability to recruit and retain key personnel; financial risk management; our ability to raise capital to fund our operations and expansion plans; and potential volatility in operating results, among others.